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                                                                    Exhibit 12

                      UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in Thousands, Except Ratios)
                                  (Unaudited)

                                                                                             Nine Months
                                                                                          Ended September 30,
                                                                                ---------------------------------------
                                                                                    1995                        1996
                                                                                -----------                 -----------
Income before income taxes....................................                   $ 272,994                   $ 304,802

Add (deduct) distributions
     greater (less) than income of
     unconsolidated affiliates................................                       3,337                      (1,866)

Fixed charges from below......................................                       9,354                      43,681

Capitalized interest included in
     fixed charges............................................                        (719)                       (124)
                                                                                 ---------                   ---------
         Earnings available for fixed
             charges..........................................                   $ 284,966                   $ 346,493
                                                                                 ---------                   ---------
                                                                                 ---------                   ---------
Fixed charges:
     Interest expense (a).....................................                   $   3,425                   $  37,976
     Amortization of debt
         expense/discount.....................................                          --                         565
     Portion of rentals representing
         an interest factor...................................                       5,210                       5,016
     Interest capitalized.....................................                         719                         124
                                                                                 ---------                   ---------

         Total fixed charges..................................                   $   9,354                   $  43,681
                                                                                 ---------                   ---------
                                                                                 ---------                   ---------

Ratio of earnings to fixed
     charges (a)..............................................                        30.5                         7.9
                                                                                 ---------                   ---------
                                                                                 ---------                   ---------

(a)  In 1996, interest expense includes the effects of debt incurred in October


     1995 in connection with the Company's initial public offering (see Note 2 to the Condensed Consolidated Financial Statements).